Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-1 (the “Registration Statement”) of Selecta Biosciences, Inc. and the prospectus contained therein, and any amendments or supplements thereto, as an individual to become a member of the Board of Directors of Selecta Biosciences, Inc., to all references to me in connection therewith and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ Timothy A. Springer, Ph.D.
Name: Timothy A. Springer, Ph.D.